Exhibit 4.7

NATIONSTAR MORTGAGE ADVANCE RECEIVABLES TRUST

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

NATIONSTAR MORTGAGE LLC,

as Administrator and as Servicer

and

CREDIT SUISSE AG, NEW YORK BRANCH,

as Administrative Agent

and

WELLS FARGO SECURITIES, LLC,

as Administrative Agent

and

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent

SERIES 2013-T2

INDENTURE SUPPLEMENT

Dated as of June 7, 2013

to

INDENTURE

Dated as of June 7, 2013

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2013-T2

THIS SERIES 2013-T2 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of June 7, 2013, is made by and among NATIONSTAR MORTGAGE ADVANCE RECEIVABLES TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (“Nationstar”), as Administrator on behalf of the Issuer, as Servicer under the Designated Servicing Agreements, CREDIT SUISSE AG, NEW YORK BRANCH, (“Credit Suisse”), as Administrative Agent (as defined below) WELLS FARGO SECURITIES, LLC (“WFS”), as Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent. This Indenture Supplement relates to and is executed pursuant to that certain Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of June 7, 2013, among the Issuer, the Servicer, the Administrator and the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, Credit Suisse, as Administrative Agent, WFS, as Administrative Agent, and RBS, as Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2013-T2 Notes (the “Series 2013-T2 Notes”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2013-T2 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1.        Creation of Series 2013-T2 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2013-T2 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “Nationstar Mortgage Advance Receivables Trust 2013-T2 Advance Receivables Backed Notes, Series 2013-T2 Notes.” The Series 2013-T2 Notes shall not be subordinated to any other Series of Notes. The Series 2013-T2 Notes are issued in six (6) Classes of Term Notes (Class A-T2, Class B-T2, Class C-T2, Class D-T2, Class E-T2, and Class F-T2), with the Initial Note Balances, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2013-T2. The Series 2013-T2 Notes shall be secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2013-T2 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2.        Defined Terms.

With respect to the Series 2013-T2 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Administrative Agent” means, for so long as the Series 2013-T2 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Credit Suisse, WFS, and RBS, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Credit Suisse, WFS, RBS and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, on any date of determination with respect to each Receivable related to any Class of Series 2013-T2 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator, and with consultation with each Note Rating Agency; provided, that

(i) in the event that the Servicer’s sub-prime servicer rating is reduced below “Average” by S&P (a “Ratings Reduction”) the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth below prior to such ratings reduction minus 5.00% for so long as such subprime servicer rating is below “Average” by S&P; and

(ii) the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable:

Series 2013-T2 Advance Rates (1)
Class A-T2

Advance Type / Type of Advance	Non-Loan-Level	Loan-Level

Non-Judicial P&I Advances	91.50%	0.00%

Judicial P&I Advances	84.75%	0.00%

Non-Judicial Escrow Advances	92.25%	85.00%

Judicial Escrow Advances	87.00%	72.00%

Non-Judicial Corporate Advances	88.50%	72.00%

Judicial Corporate Advances	85.00%	65.25%

Series 2013-T2 Advance Rates (1)
Class B-T2

Advance Type / Type of Advance	Non-Loan-Level	Loan-Level

Non-Judicial P&I Advances	93.75%	0.00%

Judicial P&I Advances	89.75%	0.00%

Non-Judicial Escrow Advances	94.25%	89.25%

Judicial Escrow Advances	91.00%	81.25%

Non-Judicial Corporate Advances	91.75%	81.25%

Judicial Corporate Advances	89.50%	77.00%

Class C-T2

Advance Type / Type of Advance	Non-Loan-Level	Loan-Level

Non-Judicial P&I Advances	94.75%	0.00%

Judicial P&I Advances	92.25%	0.00%

Non-Judicial Escrow Advances	95.00%	91.50%

Judicial Escrow Advances	93.00%	85.75%

Non-Judicial Corporate Advances	93.25%	86.00%

Judicial Corporate Advances	91.75%	83.00%

Class D-T2

Advance Type / Type of Advance	Non-Loan-Level	Loan-Level

Non-Judicial P&I Advances	95.50%	0.00%

Judicial P&I Advances	94.00%	0.00%

Non-Judicial Escrow Advances	95.75%	93.75%

Judicial Escrow Advances	94.25%	90.50%

Non-Judicial Corporate Advances	94.25%	91.00%

Judicial Corporate Advances	93.25%	88.75%

Class E-T2

Advance Type / Type of Advance	Non-Loan-Level	Loan-Level

Non-Judicial P&I Advances	96.25%	0.00%

Judicial P&I Advances	95.50%	0.00%

Non-Judicial Escrow Advances	96.50%	96.00%

Judicial Escrow Advances	95.50%	95.25%

Non-Judicial Corporate Advances	95.25%	96.00%

Judicial Corporate Advances	94.75%	94.50%

Series 2013-T2 Advance Rates (1)
Class F-T2

Advance Type / Type of Advance	Non-Loan-Level	Loan-Level

Non-Judicial P&I Advances	96.75%	0.00%

Judicial P&I Advances	96.00%	0.00%

Non-Judicial Escrow Advances	96.75%	96.50%

Judicial Escrow Advances	96.25%	95.75%

Non-Judicial Corporate Advances	96.00%	97.75%

Judicial Corporate Advances	95.50%	95.00%

(1) The Advance Rate for Judicial Deferred Servicing Fee Receivables (Non-Loan-Level), Non-Judicial Deferred Servicing Fee Receivables (Non-Loan-Level) Judicial Deferred Servicing Fee Receivables (Loan-Level) and Non-Judicial Deferred Servicing Fee Receivables (Loan-Level) is 0.00%.

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the Stressed Nonrecoverable Advance Amount of all Mortgage Loans (other than any Mortgage Loans that generate Receivables that are Loan-Level Receivables, any Mortgage Loans that generate Receivables that are Second-Lien Receivables or any Mortgage Loans that are attributable to Small Threshold Servicing Agreements) serviced pursuant to the related Designated Servicing Agreement on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans serviced pursuant to the related Designated Servicing Agreement.

“Advance to UPB Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), of (i) the aggregate dollar amount of Advances as of such date that have not been reimbursed to the Servicer arising under the related Designated Servicing Agreement over (ii) the aggregate unpaid principal balance of all Mortgage Loans that are not Delinquent serviced pursuant to the related Designated Servicing Agreement as of such date.

“Applicable Rating” means the rating assigned to each Class of the Series 2013-T2 Notes by S&P, as the Note Rating Agency, upon the issuance of such Class as set forth below:

(i)	Class A-T2: AAA(sf);

(ii)	Class B-T2: AA(sf);

(iii)	Class C-T2: A(sf);

(iv)	Class D-T2: BBB (sf);

(v)	Class E-T2: BB(sf); and

(vi)	Class F-T2: B(sf).

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Class A-T2 Term Notes” means, the Term Notes, Class A-T2, issued hereunder by the Issuer, having an Initial Note Balance of $319,000,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class B-T2 Term Notes” means, the Term Notes, Class B-T2, issued hereunder by the Issuer, having an Initial Note Balance of $13,500,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class C-T2 Term Notes” means, the Term Notes, Class C-T2, issued hereunder by the Issuer, having an Initial Note Balance of $6,500,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class D-T2 Term Notes” means, the Term Notes, Class D-T2, issued hereunder by the Issuer, having an Initial Note Balance of $4,600,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class E-T2 Term Notes” means, the Term Notes, Class E-T2, issued hereunder by the Issuer, having an Initial Note Balance of $4,400,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class F-T2 Term Notes” means, the Term Notes, Class F-T2 issued hereunder by the Issuer, having an Initial Note Balance of $2,000,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Corporate Trust Office” means, with respect to the Series 2013-T2 Notes, the office of the Indenture Trustee (or The Bank of New York Mellon in any of its capacities) at which at any particular time its corporate trust business will be administered, which office at the date hereof is located at (i) for purposes other than final payment or note transfers, 101 Barclay Street, Floor 4W, New York, New York 10286, Attention: Nationstar Agency Advance Funding Trust, Series 2013-T2, and (ii) for purposes of final payment and note transfers, 2001 Bryan Street, 9th Floor, Dallas, TX 75201, Attention: Transfers, Nationstar 2013-T2.

“Default Rate” means, with respect to any Interest Accrual Period, for each Class of Notes, the then applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) plus 3.00% per annum.

“Delinquent” means for any Mortgage Loan, any Monthly Payment due thereon is not made by the close of business on the day such Monthly Payment is required to be paid and remains unpaid for more than 30 days.

“Expected Repayment Date” means, for each Class of the Series 2013-T2 Notes, June 20, 2016.

“Expense Rate” means, as of any date of determination, with respect to the Series 2013-T2 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by (1) the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2013-T2 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2013-T2 Notes at the close of business on such date.

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, as follows:

(i)	Class A-T2: $319,000,000;

(ii)	Class B-T2: $13,500,000;

(iii)	Class C-T2: $6,500,000;

(iv)	Class D-T2: $4,600,000;

(v)	Class E-T2: $4,400,000; and

(vi)	Class F-T2: $2,000,000.

“Initial Payment Date” means July 22, 2013.

“Interest Accrual Period” means, for the Series 2013-T2 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2013-T2 Notes on any Payment Date shall be determined based on an assumed 30-day Interest Accrual Period.

“Interest Day Count Convention” means 30 days divided by 360 other than with respect to the Initial Payment Date, which is 43 days divided by 360.

“Interim Payment Date” means, with respect to the Series 2013-T2 Notes, up to six dates each calendar month provided that the Issuer provides the Noteholders of the Series 2013-T2 Notes and the Indenture Trustee at least two (2) Business Days’ prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Noteholders of the Series 2013-T2 Notes.

“Issuance Date” means June 7, 2013.

“Limited Funding Date” means any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing, which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 9:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, further, that no more than five (5) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $1,000,000 but less than $10,000,000, or (ii) that relates to at least 15 but fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Market Value” means, with respect to the Mortgaged Property securing a Mortgage Loan or any REO Property, the market value of such property (determined by the Servicer in its reasonable good faith discretion, which shall be by reference to the most recent value received by the Servicer with respect to such Mortgaged Property or REO Property in accordance with its servicing policies, if available) or the appraised value of the Mortgaged Property obtained in connection with the origination of the related Mortgage Loan, if no updated valuation has been required under the Servicer’s servicing policies; provided, that the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for any Mortgage Loan that is 60 or more days delinquent and the related valuation (as established by the lesser of either an appraisal, broker’s price opinion, the Servicer’s automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing) utilized by the Servicer, which is consistent with the Servicer’s servicing policies with respect to such Mortgaged Property or REO Property) is more than six (6) months old.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date and (B) the aggregate of the Receivable Balances of all Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, or (ii) that relates to at least 50 but fewer than 125 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Monthly Payment” means, with respect to any Mortgage Loan, the monthly scheduled principal and interest payments required to be paid by the mortgagor on any due date with respect to such Mortgage Loan.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such calendar month by (ii) the Funded Advance Receivable Balance as of the close of business on the last day of such calendar month.

“Mortgage Loan-Level Market Value Ratio” means, as of any date of determination with respect to a Mortgage Loan or REO Property that is secured by a first lien on the related Mortgaged Property, the ratio (expressed as a percentage) of (x) the aggregate Receivable Balance of all Receivables outstanding with respect to such Mortgage Loan or REO Property on such date over (y) the Market Value of such Mortgaged Property or REO Property on such date.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, (x) prior to the Expected Repayment Date, the applicable Senior Rate or (y) from and after the Expected Repayment Date, if the Notes of any Class have not been refinanced, the applicable Senior Rate plus 1.00% per annum. For the avoidance of doubt, the “Note Interest Rate” for the Series 2013-T2 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.

“Note Rating Agency” means, for the Series 2013-T2 Notes, S&P.

“Ratings Reduction” has the meaning given to such term in the definition of “Advance Rates.”

“Redemption Percentage” means, for the Series 2013-T2 Notes, 10%.

“Second-Lien Receivable” means a Receivable that arises under a Designated Servicing Agreement for which the related Advance or Deferred Servicing Fee relates to a Mortgage Loan or REO Property secured by a second lien.

“Senior Rate” means, for (i) Class A-T2, a rate per annum equal to 1.679%; (ii) Class B-T2, a rate per annum equal to 1.991%; (iii) Class C-T2, a rate per annum equal to 2.190%; (iv) Class D-T2, a rate per annum equal to 2.734%; (v) Class E-T2, a rate per annum equal to 4.948%; and (vi) Class F-T2, a rate per annum equal to 5.682%.

“Series 2013-T2 Note Balance” means the aggregate Note Balance of the Series 2013-T2 Notes.

“Series 2013-T2 Note Purchase Agreement” means that certain Note Purchase Agreement, dated on or about June 7, 2013, by and among the Issuer, the Receivables Seller and Credit Suisse Securities (USA) LLC, as Initial Purchaser, Wells Fargo Securities, LLC, as Initial Purchaser, RBS Securities Inc., as Initial Purchaser, Barclays Capital Inc., as Initial Purchaser and Merrill Lynch, Pierce, Fenner & Smith, Inc., as Initial Purchaser.

“Series Reserve Required Amount” means, with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2013-T2 Notes, an amount equal to on any Payment Date or Interim Payment Date four month’s interest calculated at the applicable Senior Rate on the Note Balance of each Class of Series 2013-T2 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Small Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of less than $1,000,000, or (ii) that relates to fewer than 15 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Stated Maturity Date” means, for each Class of Series 2013-T2 Term Notes, June 20, 2046.

“Stressed Nonrecoverable Advance Amount” means as of any date of determination, the sum of:

(i)        for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(ii)        for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(iii)        for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(iv)        for all REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) the product of 50% and the sum of all of the Market Values for the related REO Property.

For the avoidance of doubt, this definition of “Stressed Nonrecoverable Advance Amount” shall not be applicable to Mortgage Loans attributable to Small Threshold Servicing Agreements, any Mortgage Loans that generate Receivables that are Loan-Level Receivables or any Mortgage Loans that generate Second-Lien Receivables.

“Stressed Time” means, as of any date of determination for any Class of Series 2013-T2 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means, for Class A-T2: 22.75%, Class B-T2: 32.50%, Class C-T2: 40.75%, Class D-T2: 50.50%, Class E-T2: 64.00%, and Class F-T2: 75.50%.

“Target Amortization Amounts” means, for each Class of the Series 2013-T2 Notes, one-twelfth (1/12) of the Note Balance of such Class at the close of business on the last day of its Revolving Period.

“Target Amortization Event” for any Class of the Series 2013-T2 Notes, means the earlier of (A) the related Expected Repayment Date for such Class or (B) the occurrence of any of the following conditions or events, which is not waived by Noteholders of sixty-six and two-thirds percent (66 2/3%) of the Note Balance of the Outstanding Notes, measured by Voting Interests, of the Series 2013-T2 Notes:

(i)        on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five (5) times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of all Outstanding Notes during the related Monthly Advance Collection Period;

(ii)        the occurrence of one or more Servicer Termination Events with respect to Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements then included in the Trust Estate, but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade;

(iii)        the Monthly Reimbursement Rate is less than 3.00%;

(iv)        any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of thirty (30) days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(v)        the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other

Transaction Document (subject to any cure period provided therein and such default has a material adverse effect on any Noteholders of any Series 2013-T2 Notes and which material adverse effect is continuing), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement or any payment default described in Section 8.1 of the Base Indenture, and any such default shall continue for a period of thirty (30) days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(b) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event; or

(vi)    if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made which has a material adverse effect on the right of the Noteholders of the Series 2013-T2 Notes and which material adverse effect is continuing, and continues uncured and unremedied for a period of thirty (30) days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable.

“Total Advances” means, with respect to any Mortgage Loan or REO Property on any date of determination, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or other funds (including Advances funded using Amounts Held for Future Distribution under the related Designated Servicing Agreement) and all outstanding Deferred Servicing Fees with respect to such Mortgage Loan or REO Property on such date.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement and the Series 2013-T2 Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for any Class within the Series 2013-T2 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one-twelfth (1/12) of the weighted average interest rates for all Classes of the Series 2013-T2 Notes as of such date, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

There are no “Other Advance Rate Reduction Events” or “Other Advance Rate Reduction Event Cure Periods” in respect of the Series 2013-T2 Notes.

Section 3.        Forms of Series 2013-T2 Notes; Transfer Restrictions.

The form of the Rule 144A Global Note and of the Regulation S Global Note that may be used to evidence the Class A-T2 Term Notes, the Class B-T2 Term Notes, the Class C-T2 Term Notes, the Class D-T2 Term Notes and the Class E-T2 Term Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-1 and A-3, respectively. For the avoidance of doubt, and subject to the terms and provisions of Section 5.4 of the Base Indenture, the Class A-T2 Term Notes, the Class B-T2 Term Notes, the Class C-T2 Term Notes, the Class D-T2 Term Notes and the Class E-T2 Term Notes are to be issued as Book-Entry Notes. The form of the Rule 144A Definitive Note that may be used to evidence the Class F-T2 Term Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibit A-2, respectively. The Class F-T2 Term Notes are to be issued as Definitive Notes and are required to remain in physical form and are not exchangeable for Book-Entry Notes, notwithstanding anything to the contrary in the Base Indenture.

Any Noteholder of the Offered Notes may only resell, pledge or transfer its beneficial interest in the Series 2013-T2 Notes to (i) a person that the transferor reasonably believes is, and who has certified (or, in the case of Book-Entry Notes, is deemed to have certified) that it is, a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is made in reliance on Rule 144A or in the case of the Class E-T2 Term Notes and the Class F-T2 Term Notes only, an “Accredited Investor” as defined in paragraphs (1), (2), (3) or (7) of Rule 501 under the Securities Act or (ii) except in the case of the Class F-T2 Term Notes (which may not be transferred to Non-U.S. Persons as defined for U.S. federal income tax purposes), to Non-U.S. Persons outside the United States in “Off-shore Transactions” in reliance on the safe harbor provided by Regulation S that are also, in the case of the Class E-T2 Term Notes, Qualified Institutional Buyers.

The Series 2013-T2 Term Notes, other than the Class E-T2 Term Notes and Class F-T2 Term Notes, will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Class E-T2 Term Notes will be issued in minimum denominations of $1,000,000 and integral multiples of $1,000 in excess thereof. The Class F-T2 Term Notes will be issued in minimum denominations of $500,000 and integral multiples of $1,000 in excess thereof. In addition, the Class E-T2 Term Notes and Class F-T2 Term Notes may not be transferred unless the proposed transferee of a beneficial interest makes certain representations in which such beneficial owner agrees to avoid certain actions that could result in an alternate characterization of the Issuer as provided in Section 6.5(m) and (n) of the Base Indenture, as applicable. Each transferee of a beneficial interest in the Class E-T2 Term Notes and the Class F-T2 Term Notes shall be deemed, by acceptance of such beneficial interest, to have made the representations provided in Section 6.5(m) or (n) of the Base Indenture, as applicable. The Class

E-T2 Term Note is a Class 1 Specified Note for purposes of the Base Indenture, and each transferee of a beneficial interest in a Class E-T2 Term Note must provide the Indenture Trustee and Note Registrar with representations substantially in the form of Exhibit E of the Base Indenture or such attempted transfer shall be void ab initio. The Class F-T2 Term Note is a Class 2 Specified Note for purposes of the Base Indenture, and each transferee of a beneficial interest in a Class F-T2 Term Note must provide the Indenture Trustee and Note Registrar with representations substantially in the form of Exhibit F of the Base Indenture or such attempted transfer shall be void ab initio.

Proposed transferees of Class A-T2 Term Notes, the Class B-T2 Term Notes, the Class C-T2 Term Notes and the Class D-T2 Term Notes will be required make (or in the case of Book Entry Notes, will be deemed to make) certain certifications for purposes of ERISA as provided in Section 4.02 of the Base Indenture. Each proposed transferee of Class E-T2 Term Note or Class F-T2 Term Note (as Specified Notes under the Base Indenture) will be required to certify that it is not and is not acting on behalf of, or using assets of, an Employee Benefit Plan as provided in Section 4.02 of the Base Indenture.

Section 4.        Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2013-T2 Notes, the Collateral Value shall be zero for any Receivable that:

(i)         is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100.0%; provided, that this clause (i) shall not apply to any Receivable that is (a) attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, (b) a Loan-Level Receivable, or (c) a Second-Lien Receivable;

(ii)        is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 25.0%;

(iii)        is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements to exceed 2.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(iv)        is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold

Servicing Agreements and Low Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements to exceed 7.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(v)        is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement, a Low Threshold Servicing Agreement, or a Middle Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements to exceed 15.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(vi)        is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15.0% of the aggregate of the Receivable Balances of the Aggregate Receivables;

(vii)        (a) if it is a Loan-Level Receivable, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables with respect to the related Mortgage Loan or REO Property, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0%; or (b) if it is a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables related to the Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0%;

(viii)        is a Second-Lien Receivable unless the following criteria are satisfied:

(1)        the related Servicing Agreement must have a General Collections Backstop;

(2)        the related Servicing Agreement may not be a Small Threshold Servicing Agreement;

(3)        the Advance to UPB Ratio in respect of the related Servicing Agreement must be less than 25%; and

(4)        the Receivables Balance of such Second-Lien Receivable when added to the aggregate Receivables Balances of all Second-Lien Receivables that are Facility Eligible Receivables and that satisfy the criteria in clauses (1), (2) and (3) above would not cause the aggregate Receivables Balances to exceed 3% of the total Receivables Balances of all Facility Eligible Receivables included in the Trust Estate;

(ix)        has a zero Advance Rate;

(x)        is a Loan-Level Receivable, to the extent that the related Receivable Balance of such Loan-Level Receivable, when added to the aggregate Receivable Balances of Loan-Level Receivables already outstanding with respect to all Mortgage Loans or REO Properties, causes the aggregate Receivable Balances of Loan-Level Receivables outstanding with respect to all Mortgage Loans or REO Properties to exceed 10.0% of the aggregate Receivable Balance of all Facility Eligible Receivables included in the Trust Estate; or

(xi)        is a Facility Eligible Receivable that is (a) attributable to a Small Threshold Servicing Agreement, (b) a Loan-Level Receivable or (c) a Second-Lien Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and all Loan-Level Receivables and Second-Lien Receivables that are Facility Eligible Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and all Loan-Level Receivables and Second-Lien Receivables that are Facility Eligible Receivables to exceed 12.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate.

For purposes of each of the foregoing, (i) if any Facility Eligible Receivable (other than any Deferred Servicing Fee Receivable) has a Collateral Value equal to zero pursuant to any Collateral Value exclusion test, the portion of the Receivables Balance thereof with a Collateral Value of zero shall be disregarded for all other purposes of this Section 5, in each case as determined by the Administrator in a manner that maximizes the Collateral Value and (ii) if any Facility Eligible Receivable (other than any Deferred Servicing Fee Receivable) has an Advance Rate of zero or is a Second-Lien Receivable, such Facility Eligible Receivable shall be disregarded for all other purposes of this Section 5 (other than that clause (ix) above shall apply for all Deferred Servicing Fee Receivables).

Section 5.        Series 2013-T2 Reserve Account.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Series Reserve Account, which shall be an Eligible Account, with respect to the Series 2013-T2 Notes for the benefit of the Series 2013-T2 Noteholders.

Section 6.        Payments; Note Balance Increases; Early Maturity.

The Paying Agent shall make payments of interest on the Series 2013-T2 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest (including unrated interest amounts), Cumulative Interest Shortfall Amounts or Fees allocated to the Series 2013-T2 Notes shall be paid first to the Class A-T2 Term Notes, thereafter to the Class B-T2 Term Notes, thereafter to the Class C-T2 Term Notes, thereafter to the Class D-T2 Term Notes, thereafter to the Class E-T2 Term Notes and thereafter to the Class F-T2 Term Notes. The Paying Agent shall make payments of principal on the Series 2013-T2 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture during any Target Amortization Period or any Full Amortization Period.

The Series 2013-T2 Notes are subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture and are subject to redemption and refinancing pursuant to Section 7 of this Indenture Supplement.

Any payments of principal allocated to the Series 2013-T2 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-T2 Term Notes, pro rata until their Note Balance has been reduced to zero, second, to the Class B-T2 Term Notes, pro rata, until their Note Balance has been reduced to zero, third, to the Class C-T2 Term Notes, pro rata, until their Note Balance has been reduced to zero, fourth, to the Class D-T2 Term Notes, pro rata, until their Note Balance has been reduced to zero, fifth, to the Class E-T2 Term Notes, pro rata, until their Note Balance has been reduced to zero and sixth, to the Class F-T2 Term Notes, pro rata, until their Note Balance has been reduced to zero.

Notwithstanding anything to the contrary in Section 8.1(a)(i) of the Base Indenture, an Event of Default under Section 8.1(a)(i) shall exist on the Series 2013-T2 Notes only if there is a default (which default continues for a period of two (2) Business Days following written or electronic notice from the Indenture Trustee or the Administrative Agent), in the payment of any principal, Senior Interest Amount or any Fees due and owing on any Payment Date (including without limitation the full aggregate amount of any Target Amortization Amounts due on such Payment Date).

Section 7.        Optional Redemptions and Refinancing.

The Series 2013-T2 Notes are subject to optional redemption by the Issuer, in whole but not in part on any Payment Date on or after the earlier of the first Payment Date occurring after June 7, 2014 or the Payment Date on which the aggregate Note Balance of the Series 2013-T2 Notes is less than the Redemption Percentage of the aggregate Initial Note Balance thereof. The Series 2013-T2 Notes are subject to optional redemption by the Issuer pursuant to Section 13.1 of the Base Indenture, in whole but not in part with respect to such group of Classes, using the proceeds of the issuance and sale of one or more new Classes of Series 2013-T2 Notes issued pursuant to a supplement to this Indenture Supplement, on any Business Day after the date on which the related Revolving Period ends or on any Business Day within 10 days prior to the end of such Revolving Period upon 10 days’ prior notice to the Noteholders. In anticipation of a redemption of the Series 2013-T2 Notes at the end of their Revolving Period, the Issuer may issue a new Series or one or more Classes of Notes within the 90 day period prior to the end of such Revolving Period and reserve the cash proceeds of the issuance for the sole purpose of paying the principal balance and all accrued and unpaid interest on the Series 2013-T2 Notes to be redeemed, on the last day of their Revolving Period. Any supplement to this Indenture Supplement executed to effect an optional redemption may be entered into without consent of the Holders of any of the Notes pursuant to Section 12(a)(iv) of the Base Indenture. Any Notes

issued in replacement for the Series 2013-T2 Notes will have the same rights and privileges as the Class of Series 2013-T2 Note that was refinanced with the related proceeds thereof; provided, such replacement Notes may have different Expected Repayment Dates and Stated Maturity Dates.

Section 8.        [RESERVED]

Section 9.        Series Reports.

(a)    Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2013-T2 Notes:

(i)        the unpaid principal balance of the Mortgage Loans subject to any Small Threshold Servicing Agreement, Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii)        the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100.0%;

(iii)        the Market Value Ratio for each Designated Servicing Agreement, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 25.0%;

(iv)        for each Small Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(v)        for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi)        for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii)        a list of each Target Amortization Event for the Series 2013-T2 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(viii)        the Mortgage Loan-Level Market Value Ratio for each Mortgage Loan related to a Loan-Level Receivable or a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, and if any such Mortgage Loan-Level Market Value Ratio exceeds 50%;

(ix)        whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(x)        a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(xi)        the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(xii)        whether any Target Amortization Amount that has become due and payable has been paid;

(xiii)        the Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(xiv)        the Trigger Advance Rate for each Class.

(b)    Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c)    Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (i) the occurrence of any of the events described in clauses (ii), (iii) or (iv) of the definition of “Target Amortization Event,” or (ii) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement.”

Section 10.        Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2013-T2 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof and Section 12 hereof, as applicable, have been satisfied.

Section 11.        Representations and Warranties.

The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

Section 12.        Amendments.

(a)        Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to correct, modify or supplement any provision herein that may be defective or may be inconsistent with any provision in the final Private Placement Memorandum dated June 4, 2013, as it may be amended or supplemented from time to time; (iii) to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iv) to amend any other provision of this Indenture Supplement.

(b)        Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Series 2013-T2 Notes, supplement, amend or revise any term or provision of this Indenture Supplement.

Section 13.        Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 14.        Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 15.        Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2013-T2 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2013-T2 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2013-T2 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2013-T2 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2013-T2 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2013-T2 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2013-T2 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 16.        Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

IN WITNESS WHEREOF, Nationstar Mortgage Advance Receivables Trust, as Issuer, Nationstar Mortgage LLC (as Administrator and as Servicer), The Bank of New York Mellon, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, Credit Suisse AG, New York Branch, as Administrative Agent, Wells Fargo Securities, LLC, as Administrative Agent, and The Royal Bank of Scotland PLC, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2013-T2 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

NATIONSTAR MORTGAGE ADVANCE RECEIVABLES TRUST, as Issuer				THE BANK OF NEW YORK MELLON, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity
By:	Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

	By:	/s/ Rachel L. Simpson		By:	/s/ Michael Commisso

		Name:	Rachel L. Simpson		Name:	Michael Commisso

		Title:	Assistant Vice President		Title:	Vice President

NATIONSTAR MORTGAGE LLC, as Administrator and as Servicer				CREDIT SUISSE AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Amar Patel			By:	/s/ Michelangelo Raimondi

	Name:	Amar Patel			Name:	Michelangelo Raimondi

	Title:	Executive Vice President			Title:	Vice President

				By:	/s/ Robbin W. Conner

					Name:	Robbin W. Conner

					Title:	Director

WELLS FARGO SECURITIES, LLC			THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Joseph Neilson		By:	RBS Securities Inc., its agent,

	Name:	Joseph Neilson		By:	/s/ Ravi Mittal

	Title:	Director			Name:	Ravi Mittal

					Title:	Vice President